Exhibit 2

(Translation)

To whom it may concern
May 22, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding the Decision to Submit a Proposal for the Partial Amendment of the Articles
of Incorporation at the General Meeting of Shareholders
     NIS GROUP CO., LTD. (The “Company”) hereby announces that its board of directors resolved on May 22, 2007, to submit a proposal requesting approval of the amendment of its Articles of Incorporation at the 48th Ordinary General Meeting of Shareholders to be held on June 23, 2007, as described below.
1. Reason for the Amendments
(1) The First Amendment to the Articles of Incorporation
     (a) Subject to the approval of the proposal for a reverse stock split at the 48th Ordinary General Meeting of Shareholders, the Company intends to decrease the total number of shares to be issued by the Company as defined under Article 6 of the Articles of Incorporation. (For the reverse stock split, please refer to the press release “Notice Regarding the Decision to Submit a Proposal for a Reverse Stock Split at the General Meeting of Shareholders” announced today.)
     (b) The Company will set forth a supplementary provision providing that the amendment to the Articles of Incorporation described in (a) above will become effective at the effective date of the reverse stock split. This supplementary provision will be deleted after the effective date of the reverse stock split.
(2) The Second Amendment to the Articles of Incorporation
     (a) In order to correspond to changes to and diversification of the Company’s business, as well as future expansion, the Company will amend the articles to add to list of the Company’s objectives as defined under Article 2 of its Articles of Incorporation.
     (b) With respect to the addition of Subsections 32 through 36 to the Company’s objectives, the Company is making necessary amendments in order to respond to the development of businesses defined in Japan’s “Financial Instruments and Exchange Law”, into which the “Securities and Exchange Law” will be reorganized by the implementation of the “Law for Amending the Securities and Exchange Law and Other Financial Laws” promulgated on June 14, 2006.
     The Company will set forth a supplementary provision providing that the amendments relating to Subsections 32 through 36 of Article 2 will become effective on the date that the above-mentioned law is implemented. This supplementary provision will be deleted after the date that the law is implemented.
2. Outline of the Amendments
     The changes in the Articles of Incorporation are described in the attachment.

3. Schedule for the Amendments
     Ordinary General Meeting of Shareholders to amend the Articles of Incorporation:          June 23, 2007
     Effective date of the amendments to the Articles of Incorporation
The First Amendment to the Articles of Incorporation:	August 31 2007 (the effective date of the reverse stock split)
The Second Amendment to the Articles of Incorporation:	June 23, 2007 (except the amendments to Subsections 32 through 36 of Articles 2, which will become effective on the date that the “Law for Amending the Securities and Exchange Law and Other Financial Laws” is implemented)

Note: This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

ATTACHMENT
(Details of the amendments to the Articles of Incorporation)
The First Amendment to the Articles of Incorporation
(Amendments are underlined)

Current Articles of Incorporation	Proposed Amendment

Chapter II. Shares	Chapter II. Shares

(Total number of shares to be issued)	(Total number of shares to be issued)

Article 6. The total number of shares to be issued by the Company shall be 7,680 million shares.	Article 6. The total number of shares to be issued by the Company shall be 384 million shares.

(newly established)	Supplementary provision

1. The amendment to Article 6 will become effective at the effective date of the reverse stock split (Proposal No. 1 at the 48th Ordinary General Meeting of Shareholders). After the effective date of the reverse stock split, this supplementary provision will be deleted.

The Second Amendment to the Articles of Incorporation
(Amendments are underlined)

Current Articles of Incorporation	Proposed Amendment

Chapter I. General Provisions	Chapter I. General Provisions

(Objectives)	(Objectives)

Article 2. The objectives of the Company shall be to engage in the following businesses:	Article 2. The objectives of the Company shall be to engage in the following businesses:

(1)~(23) (omitted)	(1)~(23) (same as present)

(24)Business related to general bridal services;	(24)Business related to agency and contract for sales of products and services;

(25)~(28) (omitted)	(25)~(28)(same as present)

(29)All business that is ancillary to each of the preceding items;	(29)Trust business;

(30) Other businesses that a trust company is permitted to conduct under law;
(31) Research, planning, intermediary and consulting services for M&A, alliances and transfers of businesses, etc;
(32) The first financial instruments business defined under the Financial Instruments and Exchange Law the “FIEL”);
(33) The second financial instruments business defined under the FIEL;
(34) Investment advisory and agency business defined under the FIEL;
(35) Investment management business defined under the FIEL;
(36) Financial instruments introducing brokerage business defined under the FIEL;
(37) All business that is ancillary to each of the preceding items;

(newly established)	Supplementary provision

2. Adding Subsection 32 through 36 of Article 2 will become effective on the date on which the following is implemented: Article 1 of the supplementary provision of the “Law for Amending the Securities and Exchange Law and Other Financial Laws”. After this law is implemented, this supplementary provision will be deleted.